Exhibit 99.1

Bond Labs Reports Strong Revenue Growth During First Year of NDS Nutrition Products, Inc. Ownership

Press Release Source: Bond Laboratories, Inc. On Wednesday January 20, 2010, 10:15 am EST

OMAHA, Neb.--(BUSINESS WIRE)--Bond Laboratories, Inc. (OTCBB:BNLB), a premier marketer of healthy food and beverage products that support an active and healthy lifestyle, today announced strong operating results for its wholly owned subsidiary, NDS Nutrition Products, Inc. (NDS), during its first complete year of ownership. Acquired in October 2008, NDS manufactures and distributes a full line of proprietary health products and nutritional supplements for weight loss, sports nutrition, and general health to high-volume retail outlets as well as specialty health and nutrition store chains throughout the United States.

Ongoing gross revenue increased by more than 17%, to $5.8 million from $4.9 million, for the fiscal year ended December 31, 2009. During this same period, net income before taxes increased by over 430%, while operating expenses were reduced.

“We acquired NDS because of the immediate growth opportunities for our existing distribution network and the entrance into specialty retail it provided,” stated Bond CEO John Wilson, “not to mention its incredible team of dedicated professionals. Led by Pat Ryan, Vice President of Retail Sales, they simultaneously grew revenue while containing expenses. We are extremely proud of their first year accomplishments,” continued Mr. Wilson. “Pat’s team definitely exceeded our expectations. We remain excited about our growth prospects and look forward to building on our first year results.”

About Bond Laboratories, Inc.

Bond Laboratories is a premier marketer of healthy food and beverage products. Bond has brought together a seasoned team of highly successful sales and marketing executives with considerable experience in the launch and development of many well known branded products. Bond Laboratories, Inc. is currently focused on developing proprietary products, as well as delivery platforms, that address the needs and concerns of today’s consumers. For more information on Bond, go to http://www.bond-labs.com.

Safe Harbor

Statements about the Company’s future expectations and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.

The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact:

Investors:
Surety Financial Group, LLC
Warren Rothouse or Bruce Weinstein
410-833-0078